Exhibit 99.1

TREEHOUSE BRAND STORES, LLC

FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2013

Independent Auditors’ Report

To the Members

TREEHOUSE BRAND STORES, LLC

We have audited the accompanying financial statements of Treehouse Brand Stores, LLC (the “Company”), which comprise the balance sheet as of December 31, 2013, and the related statements of income, changes in members’ equity, and cash flows for the year ended December 31, 2013 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treehouse Brand Stores, LLC as of December 31, 2013, and the results of its operations and its cash flows for the year ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

Correction of Error

As described in Note 12 to the financial statements, errors in the assessment of obsolete and abandoned inventory were discovered by management of the Company subsequent to the original issuance date of the financial statements. These errors resulted in the overstatement of amounts previously reported for Inventory and understatement of Cost of Revenue. Accordingly, amounts reported for Inventory and Cost of Revenue have been restated in the December 31, 2013 financial statements now presented. Our opinion is not modified with respect to the matter.

/s/ Kurtz Fargo LLP

April 17, 2014
(except for Notes 2, 7 and 12, as to which
the date is October 10, 2014)
Boulder, Colorado

TREEHOUSE BRAND STORES, LLC
BALANCE SHEET
DECEMBER 31, 2013

ASSETS

Current Assets
Cash and cash equivalents	$140,982
Accounts receivable, less allowance for
doubtful accounts of $0	112,797
Inventories	1,116,527
Deposits for inventory	211,618
Prepaid expenses and other current assets	28,273
Total Current Assets	1,610,197

Property and equipment, net	210,254

Note receivable, related party	52,698

Total Assets	$1,873,149

LIABILITIES

Current Liabilities
Accounts payable	$516,118
Accrued expenses	39,043
Deferred revenue	273,835
Royalties payable	475,357
Short-term notes payable, related parties	150,000
Line of credit	150,000
Total Current Liabilities	1,604,353

Deferred rent	22,191
Long-term note payable, related party	155,870

Total Liabilities	1,782,414

MEMBERS' EQUITY

Members' Equity	90,735

Total Liabilities and Members' Equity	$1,873,149

See Notes to Financial Statements

TREEHOUSE BRAND STORES, LLC
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2013

Net revenue	$9,431,516

Cost of revenue	7,157,037

Gross margin	2,274,479

Operating expenses
Selling, general and administrative expenses	2,158,850
Total operating expenses	2,158,850

Operating income	115,629

Other income (expense)
Interest income	311
Other income	7,775
Interest expense	(22,481)
Other expense	(2,883)
Total other income (expense)	(17,278)

Net income	$98,351

See Notes to Financial Statements

TREEHOUSE BRAND STORES, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
YEAR ENDED DECEMBER 31, 2013

Balance, January 1, 2013	$88,481

Net income, as restated	98,351

Contributions	2,052

Distributions	(98,149)

Balance, December 31, 2013	$90,735

See Notes to Financial Statements

TREEHOUSE BRAND STORES, LLC
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2013

Cash flow from operating activities:
Net income	$98,351
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation and amortization	73,718
Decrease (increase) in operating assets:
Accounts receivable	(76,775)
Inventories	(466,500)
Deposits for inventory	(180,049)
Prepaid expenses and other current assets	21,378
Increase (decrease) in operating liabilities:
Accounts payable	266,926
Accrued expenses	(25,525)
Deferred revenue	77,483
Royalties payable	267,422

Net cash flows from operating activities	56,429

Cash flows from investing activities:
Loan to related party	(52,698)
Purchase of property and equipment	(56,069)

Net cash flows from investing activities	(108,767)

Cash flows from financing activities:
Members' distributions	(98,149)
Members' contributions	2,052
Proceeds from line of credit	95,000

Net cash flows from financing activities	(1,097)

Net change in cash and cash equivalents	(53,435)

Cash and cash equivalents, beginning of year	194,417

Cash and cash equivalents, end of year	$140,982

See Notes to Financial Statements

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations - Treehouse Brand Stores, LLC (the “Company”) was organized as a limited liability company under the laws of Colorado in October 2009. The Company distributes a wide variety of video game themed merchandise to its customer base through internet stores built for the gaming community.

Use of Estimates - The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less, at the time of purchase, to be cash and cash equivalents. The Company places its temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

Accounts Receivable - The Company grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for losses, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its receivables and determines the requirement for an allowance for losses, based on history of past write-offs, collections and current credit conditions. An accounts receivable balance is written off when it is determined that all reasonable collection efforts have been exhausted.

Inventories - Inventories consist of consumer products and inventory blanks that are valued at the lower of cost, using the weighted average cost method, or market. Inventories are presented net of an allowance for excess and/or obsolete inventory, which reduces inventories to their estimated net realizable values. At December 31, 2013, the allowance for excess and/or obsolete inventory was $0.

Internal-use Software and Website Development - Costs incurred to develop software for internal use and the Company’s websites are capitalized and amortized over the estimated useful life. Costs related to design or maintenance of internal-use software and website development are expensed as incurred. For the year ended 2013, the Company capitalized $38,000 of costs associated with internal-use software and website development. Amortization of capitalized amounts was $37,224 for 2013.

Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Assets	Useful Lives
Furniture and fixtures	7 years
Computer and office equipment	5 years
Internal-use software and website development	3 years
Leasehold improvements	4.5 years

Expenditures for renewals or betterments that materially extend the useful life of an asset or increase its productivity are capitalized in the property and equipment accounts. Expenditures for maintenance and

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies (continued)

Property and Equipment (continued) - repairs that do not extend asset lives or improve productivity are charged to the appropriate expense accounts as incurred. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recognized.

Long-lived Assets - The Company evaluates long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted net cash flows expected to be generated by the use of the asset, including eventual disposition, are less than its carrying value. The excess of the asset’s carrying value as compared to its estimated fair value would result in the need to recognize an impairment loss. The Company did not identify any events or circumstances that require the recognition of an impairment loss for the year ended December 31, 2013.

Net Revenue - Net revenue is derived primarily from the online sale of consumer goods. Net revenues are presented net of sales tax. The Company recognizes revenue from sales of consumer goods or products when persuasive evidence of an arrangement exists, shipment has occurred, the sale price is fixed or determinable, and collectability is reasonably assured. The Company records a provision for returns based on historical activity, if deemed necessary. Revenue is deferred for orders not shipped before the end of the period. As of December 31, 2013, $273,835 was recognized as deferred revenue for orders placed at the end of the reporting period, but not yet shipped.

Income Taxes - As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements. The Company’s federal and state income tax returns are subject to examination by the Internal Revenue Service and state departments of revenue, generally for three years after they are filed.
Advertising - The Company charges all advertising costs to operations when incurred. Advertising costs for the year ended December 31, 2013 were $7,159.

Lease Commitment - The Company recognizes rent expense for its facility on the straight-line basis over the term of the related lease.

Cost of Revenue - The Company includes the purchase price of consumer products, inbound and outbound shipping charges, warehouse fees and royalty expense in cost of revenue. Shipping charges to receive products from suppliers are included in inventory and recognized as cost of revenue upon shipment to customers. Payment processing and related transaction costs are classified as selling, general and administrative costs.

(2) Inventory

Inventory at December 31, 2013 consists of the following:

Consumer products	1,046,135
Inventory blanks	70,392
Total inventory	$1,116,527

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(3) Property and Equipment

Property and equipment at December 31, 2013 consists of the following:

Cost:
Furniture and fixtures	13,002
Computer and office equipment	56,928
Internal-use software and website development	236,045
Leasehold improvements	5,526
Total cost	311,501
Less accumulated depreciation and amortization	(101,247)
Property and equipment, net	$210,254

Total depreciation and amortization expense for the year ended December 31, 2013 was $73,718.

(4) Line of Credit

On September 5, 2012, the Company entered into an agreement with a bank for a revolving line of credit in an amount not to exceed $155,000. Interest on the line is due monthly at 1% above the prime rate. The line of credit is collateralized by substantially all of the assets of the Company and is guaranteed by a member of the Company. The Company’s outstanding balance under this line of credit was $150,000 at December 31, 2013. The credit agreement with the bank contains certain financial covenants that require, among other things, maintenance of working capital and minimum income and cash flow requirements. The line of credit is due on demand and was paid in full in February 2014.

(5) Notes Payable, Related Parties

Notes payable, related parties consist of the following:

Note payable - member; interest at 8%; unsecured; due May 2014	$50,000
Note payable - relative of members; interest at 8%; unsecured; due May 2014	100,000
Note payable - member; interest at 2.5%; unsecured; due January 2021	155,870
Total Notes payable, related parties	305,870
Less current portion	150,000
Non-current portion	$155,870

For the year ended December 31, 2013, the Company incurred interest expense of $15,897, on these notes.

(6) Members’ Equity

Allocation of Profits and Losses - The Company allocates profits or losses to the members in accordance with the terms of the Operating agreement.

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(7) Phantom Unit Agreement

In September 2010, the Company adopted a phantom unit plan (the “Plan”) designed to attract and retain employees. Under the Plan, employees may receive phantom units that entitle employees to receive a cash or stock bonus upon the occurrence of certain events (“Payout Events”). Upon the occurrence of a payout event, a vested unit holder is entitled to receive a payment, in excess of a base value, that a holder of one unit of membership would receive if all vested phantom unit holders were included as members in the Company. An aggregate of 100,000 units were reserved under this plan. In January 2013, the Company amended this Plan and increased the number of reserved units to 200,000. As of December 31, 2013, the Company granted 179,167 units, of which 140,167 were outstanding and 62,448 were vested.

Phantom unit awards vest 25% on the first anniversary of the vesting commencement date and incrementally vest monthly for a three year period thereafter. Phantom units expire at the termination date of the Plan, September 22, 2020.

Payout Events are defined as follows: 1) the participant’s death; 2) the participant’s disability; 3) the termination of participant’s continuous service other than for cause; and 4) a change in control.

No expense was charged to operations for the year ended December 31, 2013.

(8) Commitments and Contingencies

Lease activities - The Company leases furniture and its office facility under non-cancellable operating leases which expire in 2016 and 2017, respectively. The future minimum lease payments required under these leases are as follows:

Years Ending December 31,

2014	$93,236
2015	95,199
2016	92,352
2017	82,573
Total	$363,360

Total expense charged to operations under these leases for the year ended December 31, 2013 was $87,565.

(9) Concentrations

The Company maintains its cash at highly-rated financial institutions. For the period from January 1, 2013 through December 31, 2013, the FDIC insurance coverage was $250,000 on the aggregate of interest bearing and non-interest bearing accounts. During 2013, the account balances have not exceeded this amount.

At December 31, 2013, approximately 81% of the outstanding accounts receivable balance was due from three customers. For the year ended December 31, 2013, no one customer represented 10% or greater of net revenue.

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(9) Concentrations (continued)

While no supplier concentration exists in the Company’s e-Commerce business, certain suppliers that the Company uses to manufacture its unique products are located outside of the United States, most of which are located in China. The Company’s ability to receive inbound inventory and ship completed orders to its customers is substantially dependent on a single third-party contract-fulfillment and warehouse provider.

(10) Supplemental Cash Flow Information

Cash paid for interest	$15,128

(11) Related Party Transactions

During 2013, the Company entered into a note receivable agreement with a company, owned in part by a member of the Company, to provide cash advances in an amount not to exceed $100,000. The note is unsecured and interest is accrued at a rate of 3% on the outstanding balance. At December 31, 2013, principal and interest receivable on this note was $52,498 and $200, respectively. Interest income earned during the year ended December 31, 2013 from this note was $200.

During 2013, the Company entered into two note payable arrangements, one with an employee and one with a business advisor, totaling $72,365. The notes were unsecured and interest accrued at a rate of 10%. These borrowings and all accrued interest were paid in full as of December 31, 2013. Total interest charged to operations for the year ended December 31, 2013 on these notes was $1,705.

The Company rents a furnished residential property from one of its members. The property was used to provide temporary housing for newly recruited employees and a business advisor. The Company rents the property on a month to month basis. Total rent expense charged to operations for the year ended December 31, 2013 related to this property was $20,212.

(12) Correction of an Error

The Company has restated its previously issued 2013 financial statements for errors in the assessment of obsolete and abandoned inventory that were discovered by management of the Company subsequent to the original issuance date of the financial statements. These errors resulted in the overstatement of amounts previously reported for Inventory and understatement of Cost of Revenue. The accompanying financial statements for 2013 have been restated to reflect the corrections.

The following is a summary of the restatements for 2013:

Inventory cost adjustment	$80,865

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(12) Correction of an Error (continued)

The effect on the Company’s previously issued 2013 financial statements is summarized as follows:

Balance Sheet as of December 31, 2013:

	Previously Reported	Increase (Decrease)	Restated

Inventories	$1,197,392	$(80,865)	$1,116,527

Total Current Assets	$1,691,062	$(80,865)	$1,610,197

Total Assets	$1,954,014	$(80,865)	$1,873,149

Members' Equity	$171,600	$(80,865)	$90,735

Total Liabilities and
Members' Equity	$1,954,014	$(80,865)	$1,873,149

Statement of Income for the Year Ended December 31, 2013:

	Previously Reported	Increase (Decrease)	Restated

Cost of revenue	$7,076,172	$80,865	$7,157,037

Gross margin	2,355,344	(80,865)	2,274,479

Operating income	196,494	(80,865)	115,629

Net income	$179,216	$(80,865)	$98,351

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(14) Subsequent Events

In February 2014, the Company obtained a promissory note from an institutional lender in the amount of $500,000. The note has a one year term and is due in February 2015. Interest on the note is due monthly at prime plus 2%, with a minimum monthly rate of 5.5%. The Company used proceeds from this loan to payoff the line of credit that existed at December 31, 2013.

On August 1, 2014, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Geeknet, Inc. (“Geeknet”), pursuant to which Geeknet purchased substantially all the assets of the Company and assumed certain related liabilities. In accordance with the terms of the Asset Purchase Agreement, Geeknet paid the Company $1.5 million in initial cash consideration on the closing date. In addition, Geeknet will pay the Company up to an additional $2.0 million in cash earn-out payments based on the achievement of certain specified performance metrics through 2015.

Management has evaluated subsequent events through October 10, 2014 which is the date the financial statements were available to be issued.